Exhibit 99.1

Hologic Announces Financial Results for Fourth Quarter of Fiscal 2023

– Revenue of $945.3 Million, GAAP Diluted EPS of $0.37, and Non-GAAP Diluted EPS of $0.89 –

– Total Company Organic Revenue Growth excluding COVID-19 of 16.7% in constant currency –

– Expect Broad Based Strong Performance in Fiscal 2024 –

MARLBOROUGH, Mass.--(BUSINESS WIRE)--November 9, 2023--Hologic, Inc. (Nasdaq: HOLX) announced today the Company’s financial results for the fiscal fourth quarter ended September 30, 2023.

“Hologic delivered remarkable fiscal 2023 results extending our track record of strong performance with another solid quarter of growth in our fourth quarter,” said Steve MacMillan, the Company’s chairman, president and chief executive officer. “Each one of our divisions grew double digits organically in the quarter and for the full year excluding the impact of COVID. We are a new Hologic, with more growth drivers, a durable and industry leading margin profile, and an exceptional balance sheet. For fiscal 2024, we are excited to continue to showcase our standout performance, even against strong 2023 comps.”

Recent Highlights

  Revenue of $945.3 million decreased (0.8%) for the quarter, or (1.5%) in constant currency, primarily driven by lower sales of COVID-19 assays compared to the prior year period, as expected.
    Excluding COVID-19 revenues, total organic revenue grew 17.5%, or 16.7% on a constant currency basis.
  Diagnostics revenue decreased (20.1%), or (20.6%) in constant currency, primarily driven by lower sales of COVID-19 assays compared to the prior year period.
    Excluding COVID-19 revenues, Diagnostics revenue grew 10.2% on an organic, constant currency basis.
    Molecular Diagnostics revenue declined (27.1%), or (27.5%) in constant currency, primarily driven by lower sales of COVID-19 assays compared to the prior year period.
    Excluding COVID-19 revenues, Molecular Diagnostics revenue grew 15.0% on an organic, constant currency basis.
  Breast Health revenue increased 28.2%, or 27.4% in constant currency, primarily due to higher capital equipment revenue compared to the prior year period as supply chain headwinds impacted fiscal Q4 2022.
  Surgical revenue grew 11.0%, or 10.6% in constant currency, primarily driven by strong results from MyoSure and Fluent Fluid Management.
  Cash flow from operations remained strong in the fourth quarter at $258.7 million.
  The Company intends to enter into an accelerated share repurchase (ASR) agreement for $500 million of the Company’s common stock. The Company expects the ASR will become effective later in the month and the final settlement of the ASR is expected to be completed in the second quarter of fiscal 2024. The ASR will be completed pursuant to a new $500 million share repurchase authorization recently approved by Hologic’s board of directors. The new authorization is in addition to the Company’s prior share repurchase authorization, of which $499 million remained as of September 30, 2023.
  The Company repurchased 3.2 million shares of its stock for $238 million in the fourth quarter of fiscal 2023.
  On October 27, 2023, the Company paid down $250 million of outstanding floating rate debt under its Credit Agreement.

Key financial results for the fiscal fourth quarter are shown in the table below.

	GAAP			Non-GAAP
	Q4’23	Q4’22	Change Increase (Decrease)	Q4’23	Q4’22	Change Increase (Decrease)
Revenues	$945.3	$953.3	(0.8%)	$945.3	$953.3	(0.8%)
Gross Margin	52.9%	54.0%	(110 bps)	60.4%	62.5%	(210 bps)
Operating Expenses	$367.8	$373.7	(1.6%)	$303.7	$329.9	(7.9%)
Operating Margin	14.0%	14.8%	(80 bps)	28.3%	27.9%	40 bps
Net Margin	9.6%	12.5%	(290 bps)	23.2%	21.8%	140 bps
Diluted EPS	$0.37	$0.47	(21.3%)	$0.89	$0.82	8.5%

Throughout this press release, all dollar figures are in millions, except EPS, unless otherwise noted. Some totals may not foot due to rounding. Unless otherwise noted, all results are compared to the corresponding prior year period. Fiscal 2023 was a 53-week fiscal period and the additional week was included in our fiscal first quarter results. Non-GAAP results exclude certain cash and non-cash items as discussed under “Use of Non-GAAP Financial Measures.” Constant currency percentage changes show current period revenue results as if the foreign exchange rates were the same as those in the prior year period. Our fiscal fourth quarter organic revenue results exclude the divested Blood Screening business. Revenue from acquired businesses is generally included in organic revenue starting a year after the acquisition.

Revenue Detail

			Increase (Decrease)
$ in millions	Q4’23	Q4’22	Global Reported Change	Global Constant Currency Change	U.S. Reported Change	International Reported Change	International Constant Currency Change
Diagnostics
Cytology and Perinatal	$115.2	$112.8	2.1%	1.3%	(3.5%)	12.6%	10.1%
Molecular Diagnostics	$291.9	$400.2	(27.1%)	(27.5%)	(23.2%)	(38.5%)	(40.3%)
Blood Screening	$9.3	$7.9	17.7%	17.7%	17.7%	N/A	N/A
Total Diagnostics	$416.4	$520.9	(20.1%)	(20.6%)	(18.5%)	(24.2%)	(26.1%)
Organic Diagnostics ex. COVID-19	$361.4	$325.4	11.1%	10.2%	9.1%	16.5%	13.2%

Breast Health
Breast Imaging	$282.2	$212.0	33.1%	32.2%	25.6%	66.8%	61.9%
Interventional Breast Solutions	$70.6	$63.1	11.9%	11.2%	9.4%	22.8%	18.8%
Total Breast Health	$352.8	$275.1	28.2%	27.4%	21.9%	56.4%	51.7%

GYN Surgical	$148.0	$133.3	11.0%	10.6%	6.8%	29.7%	27.1%

Skeletal Health	$28.0	$24.0	16.7%	15.9%	4.7%	43.0%	39.8%

Total	$945.3	$953.3	(0.8%)	(1.5%)	(1.8%)	2.3%	(0.4%)
Organic Revenue (definition above)	$936.0	$945.4	(1.0%)	(1.6%)	(2.0%)	2.3%	(0.4%)
Organic Revenue excluding COVID-19	$890.3	$757.7	17.5%	16.7%	13.4%	31.8%	28.2%

Other Financial Highlights

  U.S. revenue of $715.5 million decreased (1.8%). International revenue of $229.8 million increased 2.3% and decreased (0.4%) in constant currency.
  GAAP gross margin of 52.9% decreased (110) basis points primarily due to the decline in COVID-19 assay sales compared to the prior year period. Non-GAAP gross margin of 60.4% decreased (210) basis points primarily due to the decline in COVID-19 assay sales compared to the prior year period.
  GAAP operating margin of 14.0% decreased (80) basis points primarily due to the decline in COVID-19 assay sales compared to the prior year period, as well as a loss of $51.7 million on assets held-for-sale as a result of the Company’s agreement to sell its SSI ultrasound imaging business. Non-GAAP operating margin of 28.3% increased 40 basis points, primarily due to improved non-COVID base business performance and lower marketing expense, partially offset by lower COVID-19 assay sales compared to the prior year period.
  GAAP net income of $90.6 million decreased (23.7%) and Non-GAAP net income of $219.3 million increased 5.7%. GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) was $213.3 million, a decrease of (19.4%). Adjusted EBITDA was $288.3 million, a decrease of (3.7%).
  COVID-19 revenues, which consist of COVID-19 assay revenue of $21.4 million, and other COVID-19 related revenue plus revenue from discontinued products of $24.3 million, decreased (75.6%) on both a reported and constant currency basis.
  Total principal debt outstanding at the end of the fourth quarter was $2.84 billion. The Company ended the quarter with cash and equivalents of $2.72 billion, and a net leverage ratio (net debt over EBITDA) of 0.1 times.
  On a trailing 12-month basis, GAAP Return on Invested Capital (ROIC) was 8.6%. Adjusted ROIC was 14.4%, a decrease of (790) basis points compared to the prior year period.

Financial Guidance for the First Quarter and Full-Year Fiscal 2024

“Hologic delivered strong financial performance in our fiscal fourth quarter of 2023, growing Non-GAAP earnings despite significantly lower COVID testing revenue compared to the prior year,” said Karleen Oberton, Hologic’s chief financial officer. “We are operating from a position of strength as we enter our next fiscal year and expect total organic constant currency revenue excluding COVID to be within our long-term 5% to 7% growth framework at the mid-point for the full year 2024.”

Hologic’s financial guidance for the first quarter and full year 2024 is shown in the table below. The guidance is based on a full year non-GAAP tax rate of approximately 19.75%, and diluted shares outstanding of approximately 239 million for the full year. Constant currency guidance assumes that foreign exchange rates are the same in fiscal 2024 as in fiscal 2023. Organic revenue guidance for fiscal 2024 is in constant currency and excludes the divested Blood Screening and SSI ultrasound imaging businesses. Revenue from acquired businesses is generally included in organic revenue guidance starting a year after the acquisition. In fiscal 2024, all recent transactions are part of Hologic’s organic revenue base. Organic revenue excluding COVID-19 is in constant currency and is organic revenue excluding COVID-19 assay revenue, COVID-19 related revenue, and discontinued product sales in Diagnostics.

Current Guidance*
	Guidance $	Reported % Increase (Decrease)	Constant Currency % Increase (Decrease)	Organic % Increase (Decrease)	Organic excluding COVID-19 % Increase (Decrease)
Fiscal 2024
Revenue	$3,920 - $4,020	(2.7%) to (0.3%)	(2.3%) to 0.2%	(1.7%) to 0.8%	4.2% to 6.9%
GAAP EPS	$3.19 - $3.39	74.3% to 85.2%
Non-GAAP EPS	$3.90 - $4.10	(1.5%) to 3.5%

Q1 2024
Revenue	$960 - $985	(10.6%) to (8.3%)	(10.9%) to (8.5%)	(10.7%) to (8.3%)	1.0% to 3.7%
GAAP EPS	$0.74 - $0.79	(1.3%) to 5.3%
Non-GAAP EPS	$0.92 - $0.97	(14.0%) to (9.3%)
*

Fiscal 2024 has four less selling days compared to fiscal 2023. Factored into our guidance, we estimate the impact of the four extra selling days to be a headwind of about 400 bps to our Q1 results and more than 100 bps for the full year.

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: constant currency revenues; organic revenues; organic revenues excluding COVID-19, non-GAAP gross margin; non-GAAP operating expenses; non-GAAP operating margin; non-GAAP effective tax rate; non-GAAP net income; non-GAAP net margin; non-GAAP EPS; adjusted EBITDA; and adjusted ROIC. Organic revenue for the fiscal fourth quarter of 2023 excludes the divested Blood Screening business. Revenue from acquired businesses is generally included in organic revenue starting a year after the acquisition. Organic revenue excluding COVID-19 revenues is organic revenue less COVID-19 assay revenue, COVID-19 related sales of instruments, collection kits and ancillaries, COVID-19 related revenue from Diagenode and Mobidiag, as well as COVID-19 related license revenue, and revenues from discontinued products. The Company defines its non-GAAP net income, EPS, and other non-GAAP financial measures to exclude, as applicable: (i) the amortization of intangible assets; (ii) the impairment of goodwill and intangible assets and equipment and the loss to record assets held-for-sale to fair value less costs to sell; (iii) adjustments to record contingent consideration at fair value; (iv) charges to write-off inventory for a product line discontinuance; (v) restructuring charges, facility closure and consolidation charges (including accelerated depreciation), and costs incurred to integrate acquisitions (including retention, transaction bonuses, legal and professional consulting services); (vi) expenses related to the divested Cynosure business incurred subsequent to the disposition date primarily related to indemnification provisions for legal and tax matters; (vii) transaction related expenses for acquisitions; (viii) third-party expenses incurred related to implementing the European MDR/IVDR requirements and obtaining the appropriate approvals for its existing products; (ix) debt extinguishment losses and related transaction costs; (x) the unrealized (gains) losses on the mark-to-market of foreign currency contracts to hedge revenue and operating results for which the Company has not elected hedge accounting; (xi) litigation settlement charges (benefits) and non-income tax related charges (benefits); (xii) other-than-temporary impairment losses on investments and realized gains and losses resulting from the sale of investments; (xiii) the one-time discrete impacts related to internal restructurings and non-operational items; (xiv) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (xv) income taxes related to such adjustments. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest income/expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income. The Company defines its adjusted ROIC as its non-GAAP operating income tax effected by its non-GAAP effective tax rate divided by the sum of its average net debt and stockholders’ equity, which is adjusted to exclude the effects of goodwill and intangible assets and equipment impairment charges.

These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results, comparison to competitors' operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Hologic's business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Conference Call and Webcast

Hologic’s management will host a conference call at 4:30 p.m. ET today to discuss its financial results for the fourth quarter of fiscal 2023. Interested participants may listen to the call by dialing 866-400-0049 (in the U.S. and Canada) or +1 773-305-6867 (for international callers) and referencing access code 1937661. Participants may also click to join. Participants should dial in 5-10 minutes before the call begins. The Company will also provide a live and replay webcast of the call at hologic.com/investors. The replay of the call will be available approximately two hours after the call ends through Friday, December 8, 2023.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company’s strategies, positioning, resources, capabilities, and expectations for future performance; the ASR program, which is subject to the finalization and execution of a definitive agreement on terms and conditions satisfactory to Hologic; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ongoing and possible future effects of global challenges, including macroeconomic uncertainties, geopolitical conflicts, other economic disruptions and U.S. and global recession concerns, on the Company’s customers and suppliers and on the Company’s business, financial condition, results of operations and cash flows and the Company’s ability to draw down its revolver; the effect of the worldwide political and social uncertainty and divisions, including the impact on trade regulation and tariffs, that may adversely impact the cost and sale of the Company’s products in certain countries, or increase the costs the Company may incur to purchase materials, parts and equipment from its suppliers; the ongoing and possible future effects of supply chain constraints, including the availability of critical raw materials and components, including semiconductor chips, as well as cost inflation in materials, packaging and transportation; the possibility of interruptions or delays at the Company’s manufacturing facilities, or the failure to secure alternative suppliers if any of the Company’s sole source third-party manufacturers fail to supply the Company; the development of new competitive technologies and products and competition; the Company’s ability to predict accurately the demand for its products, and products under development and to develop strategies to address markets successfully; continued demand for the Company’s COVID-19 assays; the timing, scope and effect of further U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic and any future public health crises; potential cybersecurity threats and targeted computer crime; the ability to execute acquisitions and the impact and anticipated benefits of completed acquisitions and acquisitions the Company may complete in the future; the ability to consolidate certain of the Company’s manufacturing and other operations on a timely basis and within budget, without disrupting its business and to achieve anticipated cost synergies related to such actions; the ability of the Company to successfully manage leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees and maintain engagement and efficiency in remote work environments; the ability to obtain regulatory approvals and clearances for the Company’s products, including the implementation of the European Union Medical Device Regulations, and to maintain compliance with complex and evolving regulations; the Company’s reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; changes to applicable laws and regulations, including tax laws, global health care reform, and import/export trade laws; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company’s products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company’s international activities and businesses; the early stage of market development for certain of the Company’s products; the Company’s leverage risks, including the Company’s obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; and technical innovations that could render products marketed or under development by the Company obsolete.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share data)

	Three Months Ended		Years Ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Revenues:
Product	$757.0	$782.6	$3,279.9	$4,191.2
Service and other	188.3	170.7	750.5	671.6
Total revenues	945.3	953.3	4,030.4	4,862.8

Cost of revenues:
Product	305.0	259.1	1,184.3	1,166.1
Amortization of acquired intangible assets	46.4	72.6	205.7	295.7
Impairment of intangible assets and equipment	—	8.3	179.5	17.4
Service and other	93.6	98.7	389.4	386.2
Gross profit	500.3	514.6	2,071.5	2,997.4

Operating expenses:
Research and development	72.9	76.0	294.3	283.4
Selling and marketing	139.5	159.2	595.2	630.3
General and administrative	92.9	97.3	392.4	407.7
Amortization of acquired intangible assets	6.2	12.0	28.1	45.2
Impairment of intangible assets and equipment	—	27.7	44.3	27.7
Contingent consideration fair value adjustments	(2.5)	—	(14.9)	(39.5)
Loss on assets held-for-sale	51.7	—	51.7	—
Restructuring charges	7.1	1.5	12.0	2.4
Total operating expenses	367.8	373.7	1,403.1	1,357.2

Income from operations	132.5	140.9	668.4	1,640.2
Interest income	35.9	9.4	120.5	12.9
Interest expense	(28.1)	(24.1)	(111.1)	(95.1)
Debt extinguishment loss	—	—	—	(0.7)
Other income (expense), net	5.3	17.2	(1.7)	30.9

Income before income taxes	145.6	143.4	676.1	1,588.2
Provision for income taxes	55.0	24.7	220.1	286.2

Net income	$90.6	$118.7	$456.0	$1,302.0

Net income per common share:
Basic	$0.37	$0.47	$1.85	$5.18
Diluted	$0.37	$0.47	$1.83	$5.13

Weighted average number of shares outstanding:
Basic	245,130	250,278	246,772	251,527
Diluted	247,142	252,560	248,831	253,845

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	September 30, 2023	September 24, 2022
ASSETS

Current assets:
Cash and cash equivalents	$2,722.5	$2,339.5
Accounts receivable, net	625.6	617.6
Inventory	617.6	623.7
Other current assets	206.9	281.2
Assets held-for-sale - current assets	11.9	—
Total current assets	4,184.5	3,862.0

Property, plant and equipment, net	517.0	481.6
Goodwill and intangible assets	4,169.9	4,517.1
Other assets	267.9	210.5
Total assets	$9,139.3	$9,071.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$287.0	$15.0
Accounts payable and accrued liabilities	712.9	736.2
Deferred revenue	199.2	186.5
Assets held-for-sale - current liabilities	8.2	—
Total current liabilities	1,207.3	937.7

Long-term debt, net of current portion	2,531.2	2,808.4
Deferred income taxes	20.2	90.8
Other long-term liabilities	363.7	358.1
Total stockholders' equity	5,016.9	4,876.2
Total liabilities and stockholders’ equity	$9,139.3	$9,071.2

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Years Ended
	September 30, 2023	September 24, 2022
OPERATING ACTIVITIES
Net income	$456.0	$1,302.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	89.6	89.2
Amortization	233.8	340.9
Stock-based compensation expense	79.6	66.7
Deferred income taxes	(109.1)	(166.2)
Intangible asset and equipment impairment charges	223.8	45.1
Loss on assets held-for-sale	51.7	—
Contingent consideration fair value adjustments	(14.9)	(39.5)
Debt extinguishment loss	—	0.7
Other adjustments and non-cash items	28.9	32.6
Changes in operating assets and liabilities, excluding the effect of acquisitions:
Accounts receivable	(1.5)	272.3
Inventory	(4.9)	(136.6)
Prepaid income taxes	17.4	(23.3)
Prepaid expenses and other assets	23.6	384.3
Accounts payable	(23.0)	(14.4)
Accrued expenses and other liabilities	(14.2)	(15.8)
Deferred revenue	14.4	(12.3)
Net cash provided by operating activities	1,051.2	2,125.7
INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(5.0)	(158.6)
Purchase of property and equipment	(91.8)	(70.6)
Proceeds from the Department of Defense	20.5	75.0
Increase in equipment under customer usage agreements	(58.4)	(56.6)
Purchase of equity investment	(10.0)	—
Other activity	(7.4)	4.5
Net cash used in investing activities	(152.1)	(206.3)
FINANCING ACTIVITIES
Proceeds from long-term debt, net of issuance costs	—	1,491.2
Repayment of long-term debt	(15.0)	(1,387.5)
Repayments under accounts receivable securitization program	—	(248.5)
Repayment of acquired long term debt	—	(63.7)
Payment of contingent consideration	(7.6)	(12.2)
Payment of deferred acquisition consideration	(0.8)	—
Repurchases of common stock	(474.8)	(542.1)
Net proceeds from issuance of common stock under employee stock plans	43.0	33.5
Payment of minimum tax withholdings on net share settlements of equity awards	(24.0)	(22.9)
Payments under finance lease obligations	(4.0)	(3.8)
Net cash used in financing activities	(483.2)	(756.0)
Effect of exchange rate changes on cash and cash equivalents	0.3	5.8
Net increase in cash and cash equivalents	416.2	1,169.2
Cash and cash equivalents, beginning of period	2,339.5	1,170.3
Cash and cash equivalents, end of period*	$2,755.7	$2,339.5
*	Includes $33.2 million of cash recorded within assets held-for-sale - current assets.

HOLOGIC, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Unaudited)
(In millions, except earnings per share)

Reconciliation of GAAP Revenue to Organic Revenue

	Three Months Ended		Years Ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Consolidated GAAP Revenue	$945.3	$953.3	$4,030.4	$4,862.8
Less: Blood Screening revenue	(9.3)	(7.9)	(37.8)	(32.4)
Less: Revenue from Acquisitions*	—	—	(4.4)	(0.7)
Organic Revenue	$936.0	$945.4	$3,988.2	$4,829.7
Less: COVID-19 Assays	(21.4)	(150.7)	(248.2)	(1,430.5)
Less: COVID-19 Related Revenue**	(24.2)	(35.9)	(112.8)	(228.2)
Less: Discontinued Product Revenue	(0.1)	(1.1)	(3.0)	(6.7)
Organic Revenue excluding COVID-19	$890.3	$757.7	$3,624.2	$3,164.3
*

Represents revenue from acquisitions until a transaction annualizes and becomes organic. In the year following when a transaction annualizes, the acquisition’s revenue is not excluded from the prior year revenue amount as the acquisition's results are in both periods.

**	Revenues estimated to be related to COVID-19 assay sales for instruments, collection kits and ancillaries.
	Three Months Ended		Years Ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022

Gross Profit:
GAAP gross profit	$500.3	$514.6	$2,071.5	$2,997.4
Adjustments:
Amortization of acquired intangible assets (1)	46.4	72.6	205.7	295.7
Product line discontinuance (17)	24.7	—	24.7	—
Impairment of intangible assets and equipment (16)	—	8.3	179.5	17.4
Integration/consolidation costs (3)	—	0.1	(0.1)	0.2
Non-GAAP gross profit	$571.4	$595.6	$2,481.3	$3,310.7

Gross Margin Percentage:
GAAP gross margin percentage	52.9%	54.0%	51.4%	61.6%
Impact of adjustments above	7.5%	8.5%	10.2%	6.5%
Non-GAAP gross margin percentage	60.4%	62.5%	61.6%	68.1%

Operating Expenses:
GAAP operating expenses	$367.8	$373.7	$1,403.1	$1,357.2
Adjustments:
Amortization of acquired intangible assets (1)	(6.2)	(12.0)	(28.1)	(45.2)
Impairment of intangible assets and equipment (16) (19)	—	(27.7)	(44.3)	(27.7)
Transaction expenses (4)	(1.1)	—	(1.4)	(1.3)
Contingent consideration adjustments (7)	2.5	—	14.9	39.5
Integration/consolidation costs (3)	(0.3)	(0.8)	(0.8)	(5.2)
MDR expenses (2)	(0.2)	(1.3)	(1.5)	(7.0)
Legal related settlements (13)	—	—	(1.3)	—
Loss on assets held-for-sale (20)	(51.7)	—	(51.7)	—
Restructuring charges (3)	(7.1)	(1.5)	(12.0)	(2.4)
Non-income tax (benefits) charges, net (5)	—	(0.5)	(2.9)	5.2
Non-GAAP operating expenses	$303.7	$329.9	$1,274.0	$1,313.1

Operating Margins
GAAP income from operations	$132.5	$140.9	$668.4	$1,640.2
Adjustments to gross profit as detailed above	71.1	81.0	409.8	313.3
Adjustments to operating expenses as detailed above	64.1	43.8	129.1	44.1
Non-GAAP income from operations	$267.7	$265.7	$1,207.3	$1,997.6

Operating Margin Percentage:
GAAP income from operations margin percentage	14.0%	14.8%	16.6%	33.7%
Impact of adjustments above	14.3%	13.1%	13.4%	7.4%
Non-GAAP operating margin percentage	28.3%	27.9%	30.0%	41.1%

Pre-Tax Income:
GAAP pre-tax earnings	$145.6	$143.4	$676.1	$1,588.2
Adjustments to pre-tax earnings as detailed above	135.2	124.8	538.9	357.4
Debt extinguishment loss (6)	—	—	—	0.7
Debt transaction costs (9)	—	—	—	1.8
Impairment of equity investments (10)	—	4.0	—	8.3
Gain on life insurance proceeds (18)	—	—	—	(2.3)
Other charges (15)	—	—	—	(0.4)
Unrealized (gains) losses on forward foreign currency contracts (8)	(7.5)	(9.5)	11.4	(19.6)
Non-GAAP pre-tax income	$273.3	$262.7	$1,226.4	$1,934.1

Net Income:
GAAP net income	$90.6	$118.7	$456.0	$1,302.0
Adjustments:
Amortization of acquired intangible assets (1)	52.6	84.6	233.8	340.9
Impairment of intangible assets and equipment (16) (19)	—	36.0	223.8	45.1
Restructuring and integration/consolidation costs (3)	7.4	2.4	12.7	7.8
Product line discontinuance (17)	24.7	—	24.7	—
MDR expenses (2)	0.2	1.3	1.5	7.0
Debt extinguishment loss and transaction costs (6) (9)	—	—	—	2.5
Legal related settlements (13)	—	—	1.3	—
Acquisition related expenses and adjustments (4) (13)	1.1	—	1.4	1.3
Contingent consideration adjustments (7)	(2.5)	—	(14.9)	(39.5)
Loss on assets held-for-sale (20)	51.7	—	51.7	—
Non-operating charges (benefits) (8) (10) (15) (18)	(7.5)	(5.5)	11.4	(14.0)
Non-income tax charges (benefits), net (5)	—	0.5	2.9	(5.2)
Income tax related items (11)	19.5	(4.8)	82.1	(48.1)
Income tax effect of reconciling items (14)	(18.5)	(25.7)	(104.2)	(71.9)
Non-GAAP net income	$219.3	$207.5	$984.2	$1,527.9

Net Income Percentage:
GAAP net income percentage	9.6%	12.5%	11.3%	26.8%
Impact of adjustments above	13.6%	9.3%	13.1%	4.6%
Non-GAAP net income percentage	23.2%	21.8%	24.4%	31.4%

Earnings per Share:
GAAP income per share - Diluted	$0.37	$0.47	$1.83	$5.13
Adjustment to net income (as detailed above)	0.52	0.35	2.13	0.89
Non-GAAP earnings per share – diluted (12)	$0.89	$0.82	$3.96	$6.02

EBITDA:
GAAP net income	$90.6	$118.7	$456.0	$1,302.0
Interest (income) expense, net	(7.8)	14.7	(9.4)	82.2
Provision for income taxes	55.0	24.7	220.1	286.2
Depreciation expense	22.9	22.0	89.6	89.2
Amortization expense	52.6	84.6	233.8	340.9
GAAP EBITDA	$213.3	$264.7	$990.1	$2,100.5
Adjustments to net income, detailed above except amortization expense	75.0	34.8	316.5	3.1
Adjusted EBITDA	$288.3	$299.5	$1,306.6	$2,103.6

Explanatory Notes to Reconciliations:
(1)	To reflect non-cash expenses attributable to the amortization of acquired intangible assets.
(2)

To reflect the exclusion of third-party expenses incurred to obtain compliance with the European Medical Device Regulation requirement for the Company's existing products for which it already has FDA approval and/or CE mark.

(3)

To reflect restructuring charges, and certain costs associated with the Company’s integration and facility consolidation plans, which primarily include retention and transfer costs, as well as costs incurred to integrate acquisitions, including consulting, legal and tax fees. In addition, this category includes additional expenses incurred in fiscal 2022 related to the Cynosure disposition and settlements of litigation and indemnification provisions for legal and tax matters that existed as of the date of disposition.

(4)	To reflect expenses with third parties related to acquisitions prior to when such transactions are completed. These expenses primarily comprise of legal, consulting and due diligence fees.
(5)	To reflect the net impact of establishing a non-income tax loss contingency related to prior years and the settlement of a prior year non-income tax audit.
(6)	To reflect a debt extinguishment loss from refinancing the Credit Agreement in the first quarter of fiscal 2022.
(7)	To reflect adjustments to the estimated contingent consideration liability related to the Acessa Health acquisition, which is payable upon meeting defined revenue growth metrics.
(8)	To reflect non-cash unrealized gains and losses on the mark-to-market on outstanding forward foreign currency contracts, which have not been designated for hedge accounting.
(9)	To reflect the amount of debt issuance costs recorded directly to interest expense as a result of refinancing the Credit Agreement in the first quarter of fiscal 2022.
(10)	To reflect an impairment of cost method investments, and the write off of an equity method investment acquired in the Mobidiag acquisition.
(11)	To reflect the net impact of income tax reserves from the statute of limitations expiration, non-recurring income tax charges and benefits, and interest related to prior years' income tax reserves.
(12)

Non-GAAP earnings per share was calculated based on 247,142 and 248,831 weighted average diluted shares outstanding for the three and twelve months ended September 30, 2023, respectively, and 252,560 and 253,845 for the three and twelve months ended September 24, 2022, respectively.

(13)	To reflect net charges and benefits from legal related settlements.
(14)

To reflect an annual effective tax rate of 19.75% and 21.0% for fiscal 2023 and 2022, respectively, to tax effect Non-GAAP reconciling items, which is based on the effective tax rate in the jurisdiction to which the adjustment relates.

(15)	To reflect non-operating gains in fiscal 2022.
(16)

To reflect impairment charges for intangible assets and equipment acquired in the Mobidiag acquisition and impairment of our ultrasound imaging assets during the third quarter of fiscal 2023, and charges related to the Faxitron and Focal acquisitions recorded in fiscal 2022.

(17)	To reflect the write-off of inventory related to a product line discontinuance in the Diagnostics division.
(18)	To reflect a gain on life insurance proceeds received during the second quarter of fiscal 2022.
(19)	To reflect an impairment of $27.7 million related to an in-process research and development project acquired in the Mobidiag acquisition recorded in fiscal 2022.
(20)	To reflect the loss to record the SSI ultrasound imaging business to fair value as the business was designated as assets held-for-sale during the fourth quarter of fiscal 2023.

Reconciliation of GAAP to non-GAAP EPS Guidance:

	Guidance Range		Guidance Range
	Quarter Ending December 30, 2023		Year Ending September 28, 2024
	Low	High	Low	High
GAAP Net Income Per Share	$0.74	$0.79	$3.19	$3.39
Amortization of acquired intangible assets	0.21	0.21	0.85	0.85
Restructuring, Integration and Other charges	0.01	0.01	0.03	0.03
Tax Impact of Exclusions	(0.04)	(0.04)	(0.17)	(0.17)
Non-GAAP Net Income Per Share	$0.92	$0.97	$3.90	$4.10

	Trailing Twelve Months Ended September 30, 2023
Return on Invested Capital:	GAAP ROIC	Adjustments	Adjusted ROIC

Adjusted Net Operating Profit After Tax
Net Income	$456.0	$528.2	$984.2
Plus:
Provision for income taxes	220.1	22.1	242.2
Interest expense	111.1	—	111.1
Other income	(118.8)	(11.5)	(130.3)
Adjusted net operating profit before tax	$668.4	$538.8	$1,207.2
Effective tax rate (1)	32.6%	(12.9)%	19.7%
Adjusted net operating profit after tax	$450.5	$518.4	$968.9

Average Net Debt plus Average Stockholders' Equity (2)
Average total debt	$2,820.8	$—	$2,820.8
Less: Average cash and cash equivalents	(2,531.0)	—	(2,531.0)
Average net debt	$289.8	$—	$289.8
Average stockholders' equity (3)	4,945.8	1,475.9	6,421.7
Average net debt plus average stockholders' equity	$5,235.6	$1,475.9	$6,711.5

Return on Invested Capital	8.6%		14.4%
(1)	ROIC is presented on a TTM basis; non-GAAP effective tax rate for the twelve months ended September 30, 2023 was 19.75%.
(2)	Calculated using the average of the balances as of September 30, 2023 and September 24, 2022.
(3)

For Adjusted ROIC, stockholder's equity is adjusted (increased) to eliminate the effect of the impairment of intangible assets of $32.2 million in fiscal 2014, the impairment of goodwill of $685.7 million and an IPR&D asset of $46.0 million in fiscal 2018, the impairment of intangible assets and equipment of $685.4 million in fiscal 2019, the impairment of intangible assets and equipment of $30.2 million in fiscal 2020, the impairment of acquired intangible assets of $45.1 million in fiscal 2022 and the impairment of intangible assets and equipment of $223.8 million in fiscal 2023. The impact of the intangible asset impairment charges is reflected net of tax.

	As of September 30, 2023

	GAAP Net Leverage Ratio:	Adjusted Net Leverage Ratio:

Total principal debt	$2,835.0	$2,835.0
Total cash	(2,722.5)	(2,722.5)
Net principal debt	$112.5	$112.5
EBITDA for the last four quarters	$988.3	$1,306.6
Net Leverage Ratio	0.11	0.09

Other Supplemental Information:
	Three Months Ended		Twelve Months Ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022

Geographic Revenues
U.S.	75.8%	76.4%	75.9%	71.3%
Europe	12.6%	14.4%	12.9%	18.3%
Asia-Pacific	6.7%	6.2%	6.3%	7.4%
All Others	4.9%	3.0%	4.9%	3.0%
Total Revenues	100.0%	100.0%	100.0%	100.0%

Contacts

Ryan Simon
Vice President, Investor Relations
Ryan.Simon@hologic.com
(858) 410-8514

Francis Pruell
Senior Director, Investor Relations
Francis.Pruell@hologic.com
(508) 263-8628